Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Shareholders and Board of Directors of Yijia Group, Corp.

We hereby consent to the incorporation by reference into amendment No. 4 to the registration statement of Yijia Group, Corp. of our Auditors’ report, dated May 12, 2023, with respect to the financial statements of Yijia Group, Corp. which comprises the balance sheet as of April 30, 2023 and the related statements of operations, changes in stockholders equity and statement of cashflows for the year ended April 30, 2023 and the related notes collectively referred to as the financial statements.

/S/ Olayinka Oyebola

OLAYINKA OYEBOLA & CO

Chartered Accountant

PCAOB No:5968

Lagos, Nigeria

May 16, 2023